CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)
Floating Rate Notes due 2016	$550,000,000	100%	$550,000,000	$70,840.00

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-177140

PROSPECTUS SUPPLEMENT

$550,000,000

$550,000,000 Floating Rate Notes due 2016

We are offering $550,000,000 principal amount of our Floating Rate Notes due 2016, which we refer to in this prospectus supplement as our “notes.” The notes will bear interest at a rate equal to three-month LIBOR plus 0.37% per annum and will mature on July 21, 2016.

We will pay interest on the notes on January 21, April 21, July 21 and October 21 of each year, commencing on October 21, 2014.

We do not have the right to redeem the notes prior to maturity. If a change of control triggering event occurs, we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase. See “Description of the Notes—Change of Control Offer.”

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured debt from time to time outstanding, but will be effectively junior to our secured indebtedness and will not be the obligation of any of our subsidiaries.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system.

Investing in the notes involves risks that are described or referred to in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	100.00%	$550,000,000
Underwriting discount	0.23%	$1,265,000
Proceeds (before expenses) to us(1)	99.77%	$548,735,000

(1)	Plus accrued interest, if any, from July 24, 2014 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the notes offered hereby in book-entry form will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, societé anonyme, on or about July 24, 2014.

Joint Book-Running Managers

RBS	Wells Fargo Securities

Co-Manager

Barclays

The date of this prospectus supplement is July 21, 2014

Prospectus Supplement

Page

About This Prospectus Supplement	S-ii

Where You Can Find More Information	S-ii

Information We Incorporate By Reference	S-ii

Notice to European Economic Area Investors	S-iii

Forward-Looking Statements	S-iii

Summary	S-1

Risk Factors	S-6

Use of Proceeds	S-9

Capitalization	S-10

Description of Other Indebtedness	S-11

Description of the Notes	S-14

Certain United States Federal Income Tax Considerations	S-25

Certain ERISA Considerations	S-30

Underwriting (Conflict of Interest)	S-32

Legal Matters	S-34

Experts	S-34

Prospectus

About This Prospectus	1

Where You Can Find More Information	1

Information We Incorporate By Reference	1

Disclosure Regarding Forward-Looking Statements	3

The Company	4

Risk Factors	4

Use of Proceeds	5

Ratio of Earnings to Fixed Charges	5

Description of Capital Stock	6

Description of Debt Securities	8

Plan of Distribution	17

Legal Matters	18

Experts	18

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering and the notes offered hereby. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus that we may provide to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. Our business, financial condition, results of operations and prospects may have changed since those respective dates. We are not, and the underwriters are not, making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus supplement to the terms “we,” “us,” “ConAgra Foods,” the “Company” or other similar terms mean ConAgra Foods, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the U.S. Securities and Exchange Commission, which we refer to as the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information at our web site at http://www.conagrafoods.com. We do not intend for information contained in our web site to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement and the accompanying prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended May 25, 2014; and

•	our Current Reports on Form 8-K filed with the SEC on May 29, 2014, June 18, 2014 (Item 2.06 only), and July 18, 2014.

S-ii

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Attention: Corporate Secretary

Telephone: (402) 240-4000

NOTICE TO EUROPEAN ECONOMIC AREA INVESTORS

This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Directive (as defined herein) as implemented in member states of the European Economic Area. This prospectus supplement and the accompanying prospectus have each been prepared on the basis that all offers of the notes will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of the notes. Accordingly, any person making or intending to make any offer within the European Economic Area of the notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus should only do so in circumstances in which no obligation arises for us or any underwriter to produce a prospectus for such offers. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

The communication of this prospectus supplement and any other document or materials relating to the issue of any notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorised person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this prospectus supplement relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, which we refer to as the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to

S-iii

certain risks, uncertainties and changes in circumstances. These forward-looking statements include, among others, statements regarding the expectations about future business plans, prospective performance and opportunities. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in or by such forward-looking statements. In addition to the risk factors referred to or described in this prospectus supplement under “Risk Factors,” as well as in documents incorporated by reference into this prospectus supplement and the accompanying prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	our ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp Holdings, Inc., or Ralcorp, and our ability to promptly and effectively integrate the business of Ralcorp;

•	and our ability to realize synergies and benefits contemplated by the recently formed Ardent Mills joint venture combining the flour milling businesses of ConAgra Foods, Cargill, Incorporated, and CHS Inc.;

•	risks and uncertainties associated with intangible assets, including any future goodwill impairment charges;

•	the availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions;

•	the effectiveness of our product pricing, including product innovation, any pricing actions and changes in promotional strategies;

•	the ultimate outcome of litigation, including litigation related to lead paint and pigment matters;

•	future economic circumstances;

•	industry conditions;

•	our ability to execute our operating and restructuring plans;

•	the success of our cost savings initiatives, and innovation and marketing investments;

•	the competitive environment;

•	operating efficiencies;

•	the ultimate impact of any product recalls;

•	access to capital;

•	actions of governments and regulatory factors affecting our businesses, including the Patient Protection and Affordable Care Act;

•	the amount and timing of repurchases of our common stock and debt, if any; and

•	other risks described in our reports filed with the SEC.

The forward-looking statements in this prospectus supplement and in the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

S-iv

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus supplement and the accompanying prospectus, including the documents we have incorporated by reference, and in the indenture as described under “Description of the Notes.” Because this is a summary, it does not contain all the information that may be important to you. We urge you to read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, carefully, including the “Risk Factors” section and our consolidated financial statements and the related notes.

ConAgra Foods

Our Company

We are one of North America’s largest packaged food companies with branded and private branded food found in 99% of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack®, and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club, and drug stores. Additionally, we make frozen potato and sweet potato items as well as other vegetable, spice, bakery goods, and grain products for our commercial and foodservice customers.

Our Consumer Foods reporting segment includes branded food sold in various retail channels primarily in North America. Our food products are found in a variety of categories (meals, entrees, condiments, sides, snacks, and desserts) throughout grocery and convenience stores across frozen, refrigerated, and shelf-stable temperature classes.

Major brands include: Alexia®, ACT II®, Banquet®, Blue Bonnet®, Chef Boyardee®, DAVID®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Odom’s Tennessee Pride®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack®, Swiss Miss®, Van Camp’s®, and Wesson®.

Our Commercial Foods reporting segment includes commercially branded and private branded food and ingredients, which are sold primarily to commercial, foodservice, food manufacturing, and industrial customers. The segment’s primary food items include: frozen potato and sweet potato items and a variety of vegetable, spice and frozen bakery goods which are sold under brands such as Lamb Weston® and Spicetec Flavors & Seasonings®.

Our Private Brands reporting segment includes private branded and customized food items sold in various retail channels, primarily in North America. Our Private Brands are sold in a variety of categories in grocery and convenience stores including: hot and ready-to-eat cereal; snacks; condiments; bars and coordinated categories; pasta; and retail bakery goods.

Concurrent Tender Offer

Concurrently with this offering, we are conducting a tender offer, which we refer to as the tender offer, for up to a total combined aggregate principal amount of $500,000,000, subject to caps for each series, of the following series of our senior notes: up to $225,000,000 aggregate principal amount of 3.20% senior notes due 2023; up to $200,000,000 aggregate principal amount of 4.65% senior notes due 2043; up to $25,000,000 aggregate principal amount of 7.00% senior notes due 2019; up to $25,000,000 aggregate principal amount of 5.819% senior notes due 2017; and up to $25,000,000 aggregate principal amount of 2.10% senior notes due

2018, which we refer to collectively as our “tender notes.” The tender offer will expire at midnight, New York City time, at the end of August 15, 2014, or such later date and time to which we extend the tender offer, unless earlier terminated. We intend to use cash on hand and borrowings under our commercial paper program to repurchase any tender notes validly tendered, not validly withdrawn and accepted for purchase in the tender offer. This offering is not conditioned upon the successful consummation of the tender offer (and the tender offer is not conditioned upon the issuance and sale of the notes offered hereby).

The tender offer is conditioned upon a number of customary conditions. We are permitted, among other things, to amend or terminate the tender offer in accordance with the terms of the Offer to Purchase dated July 21, 2014 and applicable law, and there is no assurance that the tender offer will be consummated in accordance with its terms, or at all. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the tender notes. The tender offer is being made only by and pursuant to, and on the terms and subject to the conditions set forth in, the Offer to Purchase dated July 21, 2014 and the related letter of transmittal.

Corporate Information

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December 1975. Our principal executive offices are located at One ConAgra Drive, Omaha, NE 68102-5001 and our main telephone number is (402) 240-4000. Our website is www.conagrafoods.com. We do not intend for information contained in our web site to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus. For additional information concerning ConAgra Foods, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the last five fiscal years is set forth below.

	Fiscal Years Ended
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	2.3x	4.5x	3.5x	5.4x	4.0x

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes and equity method investment earnings, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense (which we estimate to be one-third of the total of such expense).

ConAgra Foods Summary Consolidated Financial Data

The following table sets forth summary consolidated financial data as of and for each of the fiscal years ended May 2012 through 2014. Our fiscal year ends on the last Sunday in May. The summary consolidated financial data for each of the fiscal years ended May 2012, 2013 and 2014 have been derived from our audited consolidated financial statements and should be read together with those audited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for our fiscal year ended May 25, 2014, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the Fiscal Year Ended
	May 25, 2014	May 26, 2013	May 27, 2012
	(dollars in millions, except per share amounts)
Income Statement Data
Net sales(1)	$17,702.6	$15,426.6	$13,331.1
Income from continuing operations(1)	311.0	786.8	467.9
Net income attributable to ConAgra Foods, Inc.	303.1	773.9	467.9

Balance Sheet Data (as of period end)
Total assets	$19,366.4	$20,405.3	$11,441.9
Senior long-term debt (noncurrent)	8,571.7	8,691.0	2,662.7
Subordinated long-term debt (noncurrent)	195.9	195.9	195.9
Total long-term debt (noncurrent)	8,767.6	8,886.9	2,858.6

(1)	Amounts exclude the impact of discontinued operations of the Lightlife® operations and the Medallion Foods, Inc. operations.

The Offering

Issuer	ConAgra Foods, Inc., a Delaware corporation.

Securities offered	$550,000,000 aggregate principal amount of Floating Rate Notes due 2016.

Maturity date	The notes will mature on July 21, 2016.

Interest payment dates	We will pay interest on the notes on January 21, April 21, July 21 and October 21 of each year, commencing on October 21, 2014.

Interest rate	The notes will bear interest at a rate equal to three-month LIBOR plus 0.37% per annum.

Optional redemption	We do not have the right to redeem the notes prior to maturity.

Change of control offer	If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes—Change of Control Offer”), we will be required to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of purchase. See “Description of the Notes—Change of Control Offer.”

Certain covenants	The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured debt. Certain sale and leaseback transactions are similarly limited. See “Description of the Notes—Certain Covenants.”

Ranking	The notes will be our senior unsecured obligations, will rank equally with all our other senior unsecured debt, including all other unsubordinated notes issued under the indenture, from time to time outstanding and will be structurally subordinated to the secured and unsecured debt of ConAgra Foods’ subsidiaries. The notes will be exclusively our obligation, and not the obligation of any of our subsidiaries. Our rights and the rights of any holder of notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against the subsidiary. See “Description of the Notes—Ranking.”

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC eligibility	The notes will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes—Book-Entry; Delivery and Form.”

Same day settlement	Beneficial interests in the notes will trade in DTC’s same-day funds settlement system until maturity. Therefore, secondary market trading activity in such interests will be settled in immediately available funds.

Use of proceeds	We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, of approximately $547.9 million from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding commercial paper and other debt. See “Use of Proceeds.”

No listing of the notes	We do not intend to apply to list the notes on any securities exchange or to have the notes quoted on any automated quotation system.

Governing law	The notes will be, and the indenture is, governed by the laws of the State of New York.

Trustee, registrar and paying agent	The Bank of New York Mellon.

Risk factors	See “Risk Factors” and other information in this prospectus supplement and the accompanying prospectus for a discussion of factors that should be carefully considered before investing in the notes.

Conflict of interest	Because more than 5% of the net proceeds from this offering will be used to repay commercial paper held by at least one of the underwriters or its affiliates as dealers under our commercial paper program, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting (Conflict of Interest).”

RISK FACTORS

An investment in the notes involves risk. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider the following risk factors regarding the notes and this offering, as well as the risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended May 25, 2014 under the heading “Risk Factors,” and other filings we may make from time to time with the SEC. You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference into this prospectus supplement and the accompanying prospectus. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt securities, as well as the notes.

As of May 25, 2014, we had total long-term debt of approximately $8,767.6 million outstanding. We have the ability under our existing revolving credit facility to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:

•	make it more difficult for us to make payments on our debt;

•	require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, dividend increases, stock buybacks and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;

•	limit our ability to obtain additional financing in the future to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments and a downgrade to our credit ratings. A downgrade in our credit ratings would increase our borrowing costs and could affect our ability to issue commercial paper. In the event of a default, the holders of our debt could elect to declare all the amounts outstanding under such instruments to be due and payable. Any default under the agreements governing our debt and the remedies sought by the holders of such debt could render us unable to pay principal and interest on our debt.

The notes are subject to prior claims of any secured creditors and the creditors of our subsidiaries and if a default occurs we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured general obligations of ConAgra Foods, Inc., ranking equally with other senior unsecured debt of ConAgra Foods, Inc. but effectively below any senior secured debt of ConAgra Foods, Inc. and the debt and other liabilities of our subsidiaries. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If ConAgra Foods, Inc. incurs any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon the insolvency, liquidation, reorganization, dissolution or other winding up of ConAgra Foods, Inc. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

The indenture does not limit the amount of debt we may incur or restrict our ability to engage in other transactions that may adversely affect holders of our notes.

The indenture under which the notes will be issued does not limit the amount of debt that we may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the notes any substantial protection in the event we participate in a highly leveraged transaction. In addition, the indenture does not limit our ability to pay dividends, make distributions or repurchase shares of our common stock. Any such transaction could adversely affect you.

We depend on cash flow of our subsidiaries to make payments on our securities.

ConAgra Foods, Inc. is in part a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. Consequently, our cash flow and our ability to meet debt service obligations of ConAgra Foods, Inc. depends in large part upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of the notes or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their debt, business and tax considerations and legal restrictions. The notes will effectively rank junior to all liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or dissolution of a subsidiary and following payment of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise.

Active trading markets for the notes may not develop.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the notes. Further, there can be no assurance as to the liquidity of any market that may develop for such notes, your ability to sell such notes or the price at which you will be able to sell such notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes; and

•	the level, direction and volatility of market interest rates generally.

The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may cease market-making at any time without notice.

Ratings of the notes could be lowered or withdrawn in the future.

We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. A rating is not a recommendation to purchase, hold or sell debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. The ratings of the notes will be based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due and the payment of principal on the maturity date. Any downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading prices or liquidity of the notes.

Holders of notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased by us has occurred following a sale of “substantially all” of our assets.

A “Change of Control” may require us to make an offer to repurchase all outstanding notes (See “Description of the Notes—Change of Control Offer”). The definition of change of control includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all of our assets to another individual, group or entity may be uncertain.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a “Change of Control Triggering Event” as provided by the terms of the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. The failure to make such repurchase would result in a default under the notes.

We may issue additional notes.

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects (except for the issue date, public offering price and, in some cases, the initial interest payment date) so that any outstanding notes and the additional notes form a single series under the indenture.

USE OF PROCEEDS

We expect to receive net proceeds, after deducting underwriting discounts and estimated offering expenses payable by us, of approximately $547.9 million from this offering. We intend to use the net proceeds from this offering for general corporate purposes, including the repayment of outstanding commercial paper and other debt. As of July 18, 2014, we had $585.7 million outstanding under our commercial paper program with an average weighted interest rate of 0.47%.

One or more of the underwriters participating in this offering or its affiliates are dealers under our commercial paper program and, accordingly, such affiliates will receive proceeds from this offering through the repayment of our commercial paper. See “Underwriting (Conflict of Interest).”

CAPITALIZATION

The following table sets forth our consolidated capitalization as of May 25, 2014. You should read this table in conjunction with our consolidated financial statements, the related notes and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended May 25, 2014, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

As of May 25, 2014
(dollars in millions)
Cash and cash equivalents	$183.1

Long-term senior debt, excluding current installments	8,571.7
Current installments of long-term debt	84.2
Long-term subordinated debt	195.9
Short-term debt(1)	141.8
Total ConAgra Foods common stockholders’ equity	5,258.5

Total capitalization	$14,252.1

(1)	As of May 25, 2014, we had $137.0 million of borrowings outstanding under our commercial paper program. As of July 18, 2014, we had $585.7 million of borrowings outstanding under our commercial paper program.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

At May 25, 2014, we had a $1.50 billion multi-year revolving credit facility with a syndicate of financial institutions that matures in September 2018. The revolving credit facility has historically been used principally as a back-up facility for our commercial paper program. As of May 25, 2014, there were no outstanding borrowings under the revolving credit facility. As of July 18, 2014, we had $585.7 million of borrowings outstanding under our commercial paper program with an average weighted interest rate of 0.47%.

Interest Rates

Loans (other than “bid loans”) under the revolving credit facility bear interest, at our election, either at (a) LIBOR plus a percentage spread (ranging from 0.90% to 1.50%) based on our unsecured senior long-term debt ratings or (b) the alternate base rate, described in the credit agreement as the greatest of (i) JPMorgan Chase Bank, N.A.’s prime rate, (ii) the federal funds rate plus 0.50% and (iii) one-month LIBOR plus 1.00%, plus a percentage spread (ranging from 0.0% to 0.50%) based on our unsecured senior long-term debt ratings. Additionally, we have the right to request of the lenders (although the lenders have no obligation to provide) “bid loans” with a lower, fixed interest rate.

Optional Prepayments

Borrowings under the revolving credit facility generally may be prepaid without penalty.

Covenants

The revolving credit facility contains affirmative and negative covenants customary for such financings, including, but not limited to, covenants limiting our ability to:

•	create liens to secure debt;

•	merge, consolidate or sell all or substantially all of our assets; and

•	enter into certain sale and lease-back transactions.

The revolving credit facility requires us to repay borrowings if our consolidated funded debt exceeds 70% of our consolidated capital base in any of the four quarters commencing on January 29, 2014, and 65% thereafter, or if our fixed charges coverage ratio, each as defined in the credit agreement, is less than 1.75 to 1.0 on a four-quarter rolling basis. As of May 25, 2014, we were in compliance with the credit agreement’s financial covenants.

Default

The revolving credit facility contains events of default customary for such financings, including, but not limited to:

•	nonpayment of principal, interest or fees;

•	cross-defaults to other debt;

•	inaccuracies of representations and warranties;

•	failure to perform negative covenants;

•	failure to perform other terms and conditions;

•	events of bankruptcy and insolvency; and

•	unsatisfied judgments.

ConAgra Foods Senior and Subordinated Debt

As of May 25, 2014, we had an aggregate principal amount of $8,737.1 million of long-term debt outstanding. The specific amounts, maturity and interest rates of such long-term debt is set forth in the following table.

Principal Amount
(in millions)
Senior Debt
Term loan due January 2018(1)	$900.0
4.650% senior notes due January 2043	$937.0
6.625% notes due August 2039	$450.0
8 1/4% senior notes due September 2030	$300.0
7% senior notes due October 2028	$382.2
6.70% senior notes due August 2027	$9.2
7 1/8% senior notes due October 2026	$372.4
3.200% senior notes due January 2023	$1,225.0
3.250% senior notes due September 2022	$250.0
4.950% notes due August 2020	$300.0
7.000% senior notes due April 2019	$500.0
1.900% senior notes due January 2018	$1,000.0
2.10% senior notes due March 2018	$250.0
5.819% senior notes due June 2017	$500.0
1.300% senior notes due January 2016	$750.0
1.350% senior notes due September 2015	$250.0
2.00% to 9.5% lease financing obligations due on various dates through 2029	$79.0
Other debt	$86.4
Subordinated Debt
9.75% subordinated notes due March 2021	$195.9

Total	$8,737.1(2)

(1)	In the first quarter of fiscal 2015, we repaid the total remaining outstanding principal balance of $900.0 million under the term loan facility, and terminated the facility, with the proceeds from the formation of the Ardent Mills joint venture and approximately $330.0 million of borrowings under our commercial paper program.

(2)	Does not give effect to (a) our issuance of the notes in this offering, (b) the repurchase of any tender notes pursuant to the tender offer or (c) the repayment of the total outstanding principal under the term loan facility.

ConAgra Foods Senior Notes

Our senior notes were all issued under the indenture, dated as of October 8, 1990, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), as trustee, which we refer to as the Trustee. We refer to this indenture as the Indenture. The senior notes are the direct, unsecured obligations of ConAgra Foods, Inc. and are not guaranteed by any of our subsidiaries. The Indenture does not directly limit the amount of other debt that may be incurred by ConAgra Foods, Inc. or our subsidiaries. Subject to several enumerated exceptions, the Indenture prohibits us and certain of our subsidiaries from securing any debt or other obligation with any principal property or shares of capital stock of certain of our subsidiaries without providing that our senior notes under the Indenture shall be secured equally and ratably with the secured debt or other obligation for so long as the secured debt or other obligation remains secured, except to the extent the amount of the secured debt or other obligation, along with the value of permitted sale and lease-back transactions, does not exceed 10% of our consolidated net tangible assets, as defined in the Indenture. The Indenture restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets. These existing senior notes have substantially the same covenants, change of control provisions and events of default as provided with respect to the notes, as described below in “Description of the Notes.”

Our 6.7% senior notes due 2027 are redeemable at the option of the note holders at 100% of the principal amount of the notes together with interest payable to the date of repayment.

ConAgra Foods Subordinated Notes

Our 9.75% subordinated notes due 2021 were issued under an indenture, dated as of February 7, 1991 (as supplemented by a supplemental indenture dated February 18, 1991), between us and U.S. Bank National Association (as successor to First Trust National Association), as trustee. These subordinated notes are the direct, unsecured obligations of ConAgra Foods, Inc., are not guaranteed by any of our subsidiaries and are subordinate and junior in right of payment, to the extent and manner set forth in the subordinated indenture, to all of our senior debt. The subordinated indenture does not directly limit the amount of other debt that may be incurred by us or our subsidiaries. The subordinated indenture restricts our ability to enter into sale and lease-back transactions as well as to consolidate, merge or sell all or substantially all of our assets.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Covenants—Certain Definitions Relating to Certain Covenants.”

The notes will be issued under an indenture, dated as of October 8, 1990, which we refer to as the indenture, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), which we refer to as the Trustee. The terms of the notes include those stated in the indenture and the notes, as well as those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes will constitute senior debt securities to be issued under the indenture.

This description of the notes supplements and, to the extent inconsistent therewith, replaces the section entitled “Description of Debt Securities” included in the accompanying prospectus. Because this section is a summary, it does not describe every aspect of the indenture or the notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including definitions of certain terms used in the indenture, and the notes. You should read the indenture and the notes because they contain additional information and they, and not this description, define your rights as a holder of the notes. A copy of the indenture has been filed with the SEC. Additionally, copies of the indenture and forms of the notes are available without charge upon request to us at the address provided under “Where You Can Find More Information.” For purposes of this section, references to “ConAgra Foods,” “we,” “us” or “our” include only ConAgra Foods, Inc. and not any of its subsidiaries.

General

We will initially issue $550.0 million aggregate principal amount of the notes in this offering. We may, without the consent of the holders of the notes, create and issue additional senior debt securities ranking equally with the notes and otherwise similar in all respects (except for the issue date, public offering price and, in some cases, the initial interest payment date) so that any outstanding notes and the additional senior debt securities form a single series under the indenture.

The notes will mature on July 21, 2016. The notes will accrue interest at a variable rate reset each interest period as described below. Interest on the notes will be payable quarterly on January 21, April 21, July 21 and October 21, commencing on October 21, 2014, to the persons in whose names such notes are registered at the close of business on the 15th calendar day preceding the interest payment date.

The interest rate for the notes for a particular interest period will be a per annum rate equal to the three-month LIBOR as determined on the applicable interest determination date by the calculation agent appointed by us, which initially will be the Trustee, plus 0.37%.

The interest rate on the notes will be reset on the first day of each interest period other than the initial interest period, each such date and “interest reset date”. An interest period is the period commencing on an interest payment date (or, in the case of the initial interest period, commencing on the date that the notes are issued) and ending on the day immediately preceding the next interest payment date or the maturity date, as the case may be. The initial interest period is July 24, 2014 through October 21, 2014. The interest determination date for an interest period will be the second London Banking Day preceding the first day of such interest period. The initial interest determination date for the initial interest period will be July 21, 2014.

The amount of interest payable on the notes will be computed on the basis of the actual number of days in each quarterly interest period and a 360-day year. In the event that any day (other than the maturity date) on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day which is a business day and interest will accrue to but excluding the date interest is paid; provided, that if such next succeeding business day does not occur in the calendar month of the relevant interest payment date, payment will be made on the business day immediately preceding the interest payment date.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable interest period that appears on Reuters Screen LIBOR01 Page, or, if on such interest determination date, the three-month LIBOR does not appear or is not available on Reuters Screen LIBOR01 Page, such other service as may be nominated by the ICE Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks, as of 11:00 a.m., London time, on that interest determination date. If no rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on either of the pages specified in (1) above, we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in The City of New York, on the interest determination date by three major banks in The City of New York selected by us for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by us are not providing quotations in the manner described by this sentence, LIBOR will be the same as the rate determined for the immediately preceding interest reset date or if there is no immediately preceding interest reset date, LIBOR will be the same as the rate determined for the initial interest period.

“London Banking Day” means any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London inter-bank market.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters (or such other page as may replace the LIBOR01 page on that service or any successor service for the purpose of displaying London interbank offered rates for U.S. dollar deposits of major banks).

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

The calculation agent will, upon the request of any holder of notes, provide the interest rate then in effect with respect to the notes. All calculations made by the calculation agent in the absence of manifest error will be conclusive for all purposes and binding on us and the holders of the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange.

When we use the term “business day,” we mean any day except a Saturday, a Sunday or a legal holiday in The City of New York on which banking institutions are authorized or required by law or regulation to close.

Ranking

The notes:

•	will be our unsecured obligations;

•	will rank equally and ratably with all our existing and future unsecured and unsubordinated debt and other liabilities;

•	will be senior to all our existing and future subordinated debt and other liabilities;

•	will be effectively junior to any secured debt to the extent of the assets securing such debt and other liabilities, unless the notes are equally and ratably secured with such secured debt, as required by the indenture under certain circumstances; and

•	will be effectively junior to all existing and future debt and other liabilities of our subsidiaries, including trade payables.

Our subsidiaries are distinct legal entities having no obligation to pay any amounts pursuant to, or to make funds available for, the notes.

As of May 25, 2014, we had outstanding $8,541.2 million of senior unsecured debt, including $900.0 million outstanding under our term loan facility, and $195.9 million of subordinated unsecured debt. In the first quarter of fiscal 2015, we repaid the total remaining outstanding principal balance of $900.0 million under the term loan facility, and terminated the facility, with the proceeds from the formation of the Ardent Mills joint venture and approximately $330 million of borrowings under our commercial paper program.

Optional Redemption

We do not have the right to redeem the notes prior to maturity.

Mandatory Redemption; Sinking Fund

No mandatory redemption obligation will be applicable to the notes. The notes will not be subject to, nor have the benefit of, a sinking fund.

Change of Control Offer

If a Change of Control Triggering Event occurs, each holder of notes will have the right to require us to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below, which we refer to as a “Change of Control Offer,” at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase, which we refer to as the Change of Control Payment, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes by first class mail, with a copy to the Trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law, which we refer to as a “Change of Control Payment Date.” If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver to the Trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole to another person or group may be uncertain.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•	the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who:

•	was a member of such Board of Directors on the first date that any notes were issued; or

•	was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means:

•	each of Moody’s, S&P and Fitch; and

•	if any of Moody’s, S&P or Fitch ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means (i) the rating of the notes is lowered by two of the three of the Rating Agencies on any day during the period, which we refer to as the “Trigger Period,” commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public notice of our intention to effect a Change of Control, and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any two of the three of the Rating Agencies), and (ii) the notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

Book-Entry Notes

The Depository Trust Company, New York, New York, which we refer to as the Depository or DTC, will be the depositary with respect to the notes. The notes will be issued as global securities registered in the name of Cede & Co., the Depository’s partnership nominee, and deposited with the Depository. See “—Book-Entry; Delivery and Form” for further information.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by ConAgra Foods in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

Additional Terms

For important additional information applicable to the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	general information regarding the indenture and the Trustee;

•	a description of discharge and defeasance under the indenture;

•	a description of modification and amendment of the indenture; and

•	additional information regarding the terms of senior debt securities issued under the indenture, including the notes.

Consolidation, Merger, Conveyance or Transfer

We may, without the consent of the Trustee or the holders of the notes, consolidate or merge with, or sell or convey, including by lease, all or substantially all of our assets to any other person, provided that any successor corporation or the person that acquires such assets by sale or conveyance is a corporation or entity organized under the laws of the United States of America or any state thereof and that such successor corporation or entity expressly assumes all of our obligations under the indenture and the notes and that certain other conditions are met. Following any such sale or conveyance, except in the case of a lease, we will be relieved of all obligations under the indenture and the notes.

Certain Covenants

Limitations on Liens

We will not, and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

•	we provide that the notes will be secured by such Lien equally and ratably with any and all other obligations and debt secured thereby; or

•	the aggregate amount of all our Indebtedness and the Indebtedness of our Consolidated Subsidiaries, together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “Limitations on Sale and Lease-Back Transactions” below, does not exceed 10% of Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders.

This limitation on Liens will not apply to:

•	any Lien existing on any Principal Property on October 8, 1990;

•	any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

•	any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary and the Lien was not created in contemplation of the merger or consolidation;

•	any Lien on any asset which exists at the time of the acquisition of the asset and the Lien was not created in contemplation of the acquisition of the asset;

•	any Lien on any asset or improvement to an asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien in such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

•	any refinancing, extension, renewal or replacement of any of the Liens described under the heading “Limitations on Liens” if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets; or

•	any Liens arising in the ordinary course of our business or the business of any Consolidated Subsidiary that do not secure Indebtedness and do not in the aggregate materially detract from the value of our assets or the assets of such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of our business or the Consolidated Subsidiary’s business.

Limitations on Sale and Lease-Back Transactions

Neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

•	we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading “Limitations on Liens” above; or

•	within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of our Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Certain Definitions Relating to Certain Covenants

“Attributable Debt” means the present value, determined as set forth in the indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of us and our Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” mean a subsidiary or subsidiaries the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded debt. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of the corporation as a liability as of the date of which Indebtedness is to be determined.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

•	all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

•	all Indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Principal Property” means, as of any date, any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Consolidated Subsidiary of any Principal Property that we or such Consolidated Subsidiary has sold or transferred or is about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

Events of Default

An “Event of Default” is defined under the indenture with respect to the notes as being:

•	our default in the payment of any installment of interest, when due, on any of the notes and which default continues for a period of 30 days;

•	our default in the payment, when due, of the principal of any of the notes, whether the default in payment is at maturity, upon redemption, by declaration or otherwise;

•	our default in the observance or performance of any other covenant or agreement contained in the indenture, other than a default in the performance of a covenant or warranty that is specifically dealt with elsewhere in the indenture, for a period of 90 days after written notice, as provided in the indenture;

•	the occurrence of certain events of bankruptcy, insolvency or reorganization; or

•	our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to the notes.

If an Event of Default due to the default in payment of principal of, or interest on, the notes or due to the default in the performance of any covenants or agreements applicable to the notes but not applicable to all then-outstanding debt securities, occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the notes may declare the principal of all notes and interest accrued thereon to be due and payable immediately.

If an Event of Default due to the default in the performance of any covenant or agreement in the indenture applicable to all then-outstanding debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately.

If an Event of Default due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, then the entire principal amount of the notes and interest accrued thereon will automatically become due and payable without any declaration or other act on the part of the Trustee or any holder.

Under certain circumstances, the holders of a majority in aggregate principal amount of the notes may rescind a declaration that the principal and accrued interest on the notes are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the notes other than any principal which becomes due solely as a result of such declaration.

The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction may not be in conflict with any rule of law or the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the Trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

We furnish to the Trustee annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indenture or, if they have knowledge that we are in default, specifying the default.

The indenture provides that no holder of notes may institute any action against us under the indenture, except actions for payment of overdue principal or interest, unless all of the following occurs:

•	the holder gives to the Trustee written notice of the continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of the notes make a written request to the Trustee to pursue the remedy;

•	such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, expenses or liabilities which may be incurred;

•	the Trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

•	during such 60-day period, the holders of a majority in aggregate principal amount of such notes do not give the Trustee a direction that is inconsistent with the request.

The indenture requires the Trustee to give all of the holders of outstanding notes notice of any default by us with respect to the notes, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium or interest on, any outstanding notes, the Trustee is entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determines that withholding such notice is in the interest of the holders of the outstanding notes.

Applicable Law

The notes will be and the indenture is governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)) is the Trustee under the indenture. From time to time, we and our subsidiaries maintain ordinary banking relationships with the Trustee.

Book-Entry; Delivery and Form

Except as set forth below, the notes will be issued in registered global form in minimum denominations of $2,000 and multiples of $1,000 in excess of that amount.

The notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the global notes. Each such global note will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except in the event that use of the book-entry system for the global notes is discontinued. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents. Beneficial owners may ascertain that the nominee holding the global notes for their benefit has agreed to obtain and transmit notices to beneficial owners or beneficial owners may provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of ConAgra Foods, the Trustee or any other agent of ConAgra Foods or agent of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $2,000 and integral multiples of $1,000 as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations with respect to the acquisition, ownership and disposition of the notes, but it does not purport to be a complete analysis of all the potential tax considerations relating to the acquisition, ownership and disposition of the notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date of this prospectus supplement. These authorities may be changed or subject to differing interpretations, possibly with retroactive effect. We have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made in this summary and there can be no assurance that the IRS will agree with such statements or that a court would not sustain a challenge by the IRS in the event of litigation.

This summary is limited to beneficial owners of the notes (“Holders”) that purchase the notes upon their initial issuance at their “initial offering price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers)) and that will hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any foreign, state, local or other jurisdiction. In addition, this summary does not address any U.S. federal tax considerations other than U.S. federal income tax considerations that may be relevant to Holders’ particular circumstances, or to certain categories of Holders that may be subject to special rules, such as:

•	brokers and dealers in securities or commodities;

•	traders in securities that have elected the mark-to-market method of accounting for their securities holdings;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons that will hold the notes as a part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	former U.S. citizens or long-term residents of the United States;

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons deemed to sell the notes under the constructive sale provisions of the Code; or

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships, other pass-through entities, and holders of interests therein.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership that will hold notes, you are urged to consult your own tax advisor regarding the tax consequences to you of acquiring, holding and disposing of the notes.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax considerations arising under other U.S. federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Effect of Certain Contingency

As described above under “Description of the Notes—Change of Control Offer,” in the event a Change of Control Triggering Event occurs, we may be required to repurchase notes prior to their maturity date for an amount in excess of stated interest and principal. Treasury Regulations provide special rules for contingent payment debt instruments which, if applicable, could cause the timing, amount and character of a holder’s income, gain or loss with respect to the notes to be different from the consequences discussed below. Although the issue is not free from doubt, we do not intend to treat the possibility of paying such additional amounts as causing the notes to be treated as contingent payment debt instruments. Our treatment will be binding on all holders of the notes, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. Our treatment is not binding on the IRS, which may take a contrary position and treat the notes as contingent payment debt instruments. If the notes were deemed to be contingent payment debt instruments, a holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated based on the assumed yield. Accordingly, a holder might be required to accrue ordinary interest income at a higher rate than the stated interest rate and to treat any gain recognized on the sale or other disposition of the notes as ordinary income rather than as capital gain. You are urged to consult your own tax advisors regarding the potential application to the notes of the rules regarding contingent payment debt instruments and the consequences thereof.

The remainder of this discussion assumes the notes will not be treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following discussion is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (x) is subject to primary supervision by a court within the United States and with respect to which one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions or (y) has made a valid election under applicable Treasury Regulations to be treated as a “United States person” (within the meaning of the Code).

Payments of interest

It is anticipated, and this discussion assumes, that the notes will be issued at par or at a discount that is no more than “de minimis” original issue discount for U.S. federal income tax purposes. Stated interest on the notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for U.S. federal income tax purposes.

Sale or other taxable disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than 12 months. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Additional Medicare tax

An additional 3.8% Medicare tax is imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. Among other items, “net investment income” generally includes gross income from interest, and certain net gain from the sale, redemption, exchange, retirement or other taxable disposition of property, such as the notes, less certain deductions. You are urged to consult your own tax advisor with respect to the Medicare tax and its applicability in your particular circumstances to income and gains in respect of an investment in the notes.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of interest and the proceeds of certain sales and other taxable dispositions (including retirements or redemptions) of notes unless you are an exempt recipient. Backup withholding (at a rate of 28%) will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that payments to you are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitled you to a refund, provided that you furnish the required information to the IRS on a timely basis.

Consequences to Non-U.S. Holders

The following is a summary of the general U.S. federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is an individual, corporation, estate or trust and that is not a U.S. Holder.

Payments of interest

Subject to the discussion of backup withholding and FATCA withholding below, payments of interest on the notes to you generally will be exempt from U.S. federal income tax and withholding tax under the “portfolio interest” exemption if you properly certify as to your foreign status (as described below) and:

•	you do not conduct a trade or business within the United States to which the interest income is effectively connected (or, in the case of an applicable income tax treaty, attributable to your permanent establishment in the United States);

•	you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•	you are not a “controlled foreign corporation” that is related to us through stock ownership;

•	you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•	you provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us either with (1) a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate substitute or successor form) establishing an exemption from (or a reduction of) withholding under the benefit of an applicable income tax treaty or (2) a properly executed IRS Form W-8ECI (or appropriate substitute or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—Income or gain effectively connected with a United States trade or business”).

Sale or other taxable disposition of notes

Subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States); or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “—Income or gain effectively connected with a United States trade or business” below. If you are described in the second bullet point, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the notes is attributable to accrued but unpaid interest on the notes, this amount generally will be treated in the same manner as described in “—Payments of interest” above.

Income or gain effectively connected with a United States trade or business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally meet these certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us, or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information reporting and backup withholding

Generally, information returns will be filed with the IRS in connection with payments of interest on the notes and proceeds from the sale or other taxable disposition (including a retirement or redemption) of the notes. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You may be subject to backup withholding of tax on payments of interest and, depending on the circumstances, the proceeds of a sale or other taxable disposition (including a retirement or redemption) unless you comply with certain certification procedures to establish that you are not a U.S. person. The certification procedures required to claim an exemption from withholding of tax on interest described above generally will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. You are urged to consult your own tax advisor regarding the application of backup withholding rules in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if applicable.

FATCA withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on or after July 1, 2014, on debt obligations such as the notes, issued on or after July 1, 2014, and on the gross proceeds from a disposition of such obligations paid after December 31, 2016, in each case, if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), including when acting as an intermediary, unless: (i) in the case of a foreign financial institution, such institution enters into an agreement with the IRS to withhold on certain payments, and to collect and provide to the IRS information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. The rules under FATCA are new and complex. You are encouraged to consult with your own tax advisor regarding the implications of FATCA on an investment in the notes.

The discussion of U.S. federal income tax considerations set forth above is included for general information only and is not tax advice. Prospective purchasers of the notes are urged to consult their own tax advisors with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under United States federal, state, local, foreign and other tax laws and the possible effects of changes in applicable tax laws.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code is based on ERISA and the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA or the Code that may be applicable to us, the notes or a particular investor. Accordingly, each prospective investor should consult with his, her or its own counsel in order to understand the issues relating to ERISA and the Code that affect or may affect the investor with respect to this investment.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”), on entities whose underlying assets include plan assets by reason of a Plan’s investment in such entities and on those persons who are “fiduciaries” as defined in Section 3(21) of ERISA and Section 4975 of the Code with respect to Plans. In considering an investment of the assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in the notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Part 4 of Subtitle B of Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Part 4 of Subtitle B of Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Part 4 of Subtitle B of Title I of ERISA should consider whether an investment in the notes satisfies these requirements.

An investor who is considering acquiring the notes with the assets of a Plan must consider whether the acquisition and holding of the notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of the Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause the Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the notes. Under Section 4975 of the Code, excise taxes are imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such) and such transactions may have to be rescinded.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (each, a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (each, a “Church Plan”) and a plan maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens (each, a “non-U.S. Plan”) are not subject to Title I of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. Plan is not subject to Title I of ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. Plan should consider whether investing in the notes satisfies the requirements, if any, under any applicable Similar Law.

The notes may be acquired by a Plan, a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Governmental Plan, (iii) a Church Plan, (iv) a non-U.S. Plan or (v) an entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan, (b) it is a Plan or an entity whose underlying assets include the assets of a Plan and the acquisition and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan, a non-U.S. Plan or an entity whose underlying assets include the assets of a Governmental Plan, a Church Plan or a non-U.S. Plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or imposes excise or penalty taxes on the acquisition or holding of the notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This offer is not a representation by us or the underwriters that an acquisition of the notes meets any or all legal requirements applicable to investments by Plans, Governmental Plans, Church Plans, non-U.S. Plans or entities whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan or that such an investment is appropriate for any particular Plan, Governmental Plan, Church Plan, non-U.S. Plan or entity whose underlying assets include the assets of a Plan, a Governmental Plan, a Church Plan or a non-U.S. Plan.

UNDERWRITING (CONFLICT OF INTEREST)

Subject to the terms and conditions set forth in the underwriting agreement dated July 21, 2014 among us and the underwriters, each of the underwriters named below, for whom RBS Securities Inc. and Wells Fargo Securities, LLC are acting as representatives, has severally agreed to purchase from us the principal amount of notes set forth opposite its name below.

Underwriter	Aggregate Principal Amount of Notes to be Purchased
RBS Securities Inc.	$286,957,000
Wells Fargo Securities, LLC	239,130,000
Barclays Capital Inc.	23,913,000

Total:	$550,000,000

The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The underwriters are obligated to purchase and accept delivery of all of the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain securities dealers at such prices less a concession not in excess of 0.13% per note. The underwriters may allow, and such dealers may re-allow, concessions not in excess of 0.10% per note on sales to other dealers. After the offering of the notes, the public offering price, concessions and other selling terms may be changed by the underwriters. The notes are offered subject to receipt and acceptance by the underwriters and to certain other conditions, including the right to reject orders in whole or in part.

The following table shows underwriting discounts and commissions that we are to pay to the underwriters in connection with the offering of the notes (expressed as a percentage of the principal amount of the notes and dollars in total):

Paid by ConAgra Foods, Inc.
Per note	0.23%
Total:	$1,265,000

We estimate that our total expenses for this offering, excluding the underwriting discount, will be approximately $800,000.

We have agreed to indemnify the underwriters against certain liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect thereof.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering of the notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the prices of the notes. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities at any time without notice.

Conflict of Interest

RBS Securities Inc. is a dealer under our commercial paper program. Net proceeds of this offering will be used for general corporate purposes, including the repayment of outstanding commercial paper and other debt. Because one of the underwriters is a dealer under our commercial paper program, to the extent that net proceeds from this offering are applied to repay outstanding commercial paper, such underwriter will receive proceeds of this offering through the repayment of those borrowings. The aggregate amount of such repayment received by such underwriter will exceed 5% of the net proceeds of this offering (not including the underwriting discounts and commissions). Therefore, this offering will be conducted in accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. RBS Securities Inc. will not confirm sales of the notes to accounts over which it exercises discretionary authority without the prior written consent of the customer.

The underwriters and their affiliates have provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including the provision of credit facilities, to us in the ordinary course of business for which they have received and will receive customary compensation. In addition, certain affiliates of the underwriters are, among other things, lenders under our revolving credit facility. Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC and The Royal Bank Of Scotland Plc, an affiliate of RBS Securities Inc. serve as Documentation Agents and lenders under our revolving credit facility. In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ConAgra Foods or its affiliates, including the tender notes. If any of the underwriters have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in ConAgra Foods securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a) to any legal entity that is a qualified investor (as defined in the Prospectus Directive);

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes referred to in (a) to (c) above shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 Amending Directive” means Directive 2010/73/EU.

In addition, each underwriter has represented and agreed that:

(i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Jones Day will pass upon the validity of the notes being offered hereby. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Sidley Austin LLP.

EXPERTS

The consolidated financial statements and the financial statement schedule of ConAgra Foods, Inc. and its subsidiaries as of May 25, 2014 and May 26, 2013 and for each of the years in the three-year period ended May 25, 2014 and management’s annual report on internal control over financial reporting as of May 25, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

ConAgra Foods, Inc.

Common Stock

Preferred Stock

Senior Debt Securities

Subordinated Debt Securities

We may from time to time offer and sell, in one or more offerings, common stock, preferred stock, senior debt securities, subordinated debt securities, or any combination of these securities. This prospectus describes some of the general terms that may apply to these securities. We will provide specific terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to other purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange under the symbol “CAG.”

You should carefully consider the risk factors included in any accompanying prospectus supplement and in the reports we file with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider. See “Risk Factors” on page 4 and in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 3, 2011.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using an automatic “shelf” registration process. Under this shelf registration process, we may at any time and from time to time sell the securities described in this prospectus in one or more offerings at prices and on other terms to be determined at the time of offering.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “ConAgra,” “ConAgra Foods,” the “Company” or other similar terms mean ConAgra Foods, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or at our website at http://www.conagrafoods.com. We do not intend for information contained on our website to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our Annual Report on Form 10-K for the year ended May 29, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended August 28, 2011;

•	our Current Reports on Form 8-K, as filed with the SEC on June 24, 2011, July 15, 2011, September 15, 2011 and September 27, 2011; and

•

the description of ConAgra Food’s common stock contained in registration statements on Form 8-A filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

Investor Relations Department

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

(402) 240-4157

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. Words such as “believe,” “estimate,” “project,” “expect,” “anticipate,” “may,” “will,” “could” and “should,” and variations of such words and other similar expressions, are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in or by such forward-looking statements. In addition to the risk factors incorporated by reference into this prospectus, important factors that could cause our actual results to differ materially from those in forward-looking statements include, among others:

•	availability and prices of raw materials;

•	the effectiveness of our product pricing;

•	future economic circumstances;

•	industry conditions;

•	our ability to execute our strategic, operating and restructuring plans;

•	the success of our innovation, marketing, and cost savings initiatives;

•	the amount and timing of repurchases of our common stock, if any;

•	competitive environment and related market conditions;

•	operating efficiencies;

•	the ultimate impact of any product recalls;

•	access to capital;

•	actions of governments and regulatory factors affecting our businesses, including the Patient Protection and Affordable Care Act; and

•	other risks described in our reports filed with the SEC.

The forward-looking statements in this prospectus and the documents incorporated by reference speak only as of the date of the document in which the forward-looking statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by applicable law.

THE COMPANY

We are one of North America’s leading packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. We report our operations in two reporting segments: Consumer Foods and Commercial Foods.

Our Consumer Foods reporting segment includes branded, private label, and customized food products that are sold in various retail and foodservice channels, principally in North America. The products include a variety of categories (meals, entrées, condiments, sides, snacks, and desserts) across frozen, refrigerated, and shelf-stable temperature classes.

Our Commercial Foods reporting segment includes commercially branded foods and ingredients, which are sold principally to foodservice, food manufacturing, and industrial customers. Our Commercial Foods segment’s primary products include: specialty potato products, milled grain ingredients, a variety of vegetable products, seasonings, blends, and flavors which are sold under brands such as ConAgra Mills®, Lamb Weston®, and Spicetec Flavors & SeasoningsTM.

* * * *

We were initially incorporated as a Nebraska corporation in 1919 and were reincorporated as a Delaware corporation in December of 1975. Our principal executive offices are located at One ConAgra Drive, Omaha, NE 68102-5001, and our main telephone number is (402) 240-4000.

For additional information concerning ConAgra Foods, please see our most recent Annual Report on Form 10-K and our other filings with the SEC, which are incorporated by reference into this document. See “Where You Can Find More Information.”

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q, which have been or will be incorporated by reference into this document. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

USE OF PROCEEDS

Unless we otherwise state in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement(s) for our operations and for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	Three Month Period Ended	Fiscal Years Ended May
	August 28, 2011	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	2.8	5.5	4.6	4.0	3.1	3.1

For purposes of calculating the ratio of earnings to fixed charges, earnings are equal to the amount resulting from (1) adding (a) income from continuing operations before income taxes and equity method investment earnings, (b) fixed charges and (c) distributed income of equity method investees and (2) subtracting capitalized interest. Fixed charges are equal to the sum of (1) interest expense, (2) capitalized interest and (3) an estimate of the interest within rental expense.

Because we have no preferred stock issued (and have not had any issued during the fiscal years or periods shown above), a ratio of earnings to combined fixed charges and preferred dividends is not presented.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 1,200,000,000 shares of common stock, par value $5.00 per share; 150,000 shares of Class B preferred stock, $50.00 par value; 250,000 shares of Class C preferred stock, $100.00 par value; 1,100,000 shares of Class D preferred stock, without par value; and 16,550,000 shares of Class E preferred stock, without par value.

Dividends on Capital Stock

The board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Preferred Stock

We may issue preferred stock in series with rights and preferences as authorized by our board of directors. We will distribute a prospectus supplement with regard to each series of preferred stock offered under this prospectus. Each prospectus supplement will describe, as to the preferred stock to which it relates:

•	the title of the series;

•	the voting rights of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series;

•	the terms, if any, on which the series may or will be redeemed;

•	the preference, if any, to which holders of the series will be entitled upon our liquidation;

•	the right, if any, of holders of the series to convert them into another class of our stock or securities; and

•	any other material terms of the series.

Common Stock

Our common stock is listed on the New York Stock Exchange under the symbol “CAG”. The holders of our common stock are entitled to one vote for each share. Upon liquidation, the holders of our common stock are entitled to share ratably in assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

The shares of our common stock offered under this prospectus will be fully paid and non-assessable. Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of ConAgra Foods.

Provisions of Our Certificate of Incorporation and Delaware Law That May Have an Anti-Takeover Effect

Article XII of our certificate of incorporation prescribes relevant factors, including social and economic effects on employees, customers, suppliers and other constituents of ConAgra Foods, to be considered by the board of directors when reviewing any proposal by another corporation to acquire or combine with ConAgra Foods.

Article XIII of our certificate of incorporation requires that any action required or permitted to be taken by ConAgra Foods stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing by the stockholders.

Article XIV of our certificate of incorporation provides in general that any direct or indirect purchase by ConAgra Foods or any subsidiary of ConAgra Foods of any of its voting stock, as defined in Article XIV, or rights to acquire voting stock, known to be beneficially owned by any person or group that holds more than 3% of a class of its voting stock, referred to in this paragraph as an interested stockholder, and that has owned the securities being purchased for less than two years, must be approved by the affirmative vote of at least a majority of the votes entitled to be cast by the holders of the voting stock, excluding voting stock held by an interested stockholder. Article XVIII is intended to prevent “greenmail,” which is a term used to describe the accumulation of a block of a corporation’s stock by a speculator and the subsequent attempt by the speculator to coerce the corporation into repurchasing its shares, typically at a substantial premium over the market price.

We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•

prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder’s becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time, the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of its outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

The provisions of our certificate of incorporation and Delaware law described in this section may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of ConAgra Foods. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management.

DESCRIPTION OF DEBT SECURITIES

Indentures

Our debt securities will be issued under one of the following indentures:

•

a senior debt indenture, dated as of October 8, 1990, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank (National Association)), as trustee; or

•	a subordinated debt indenture, dated as of March 10, 1994, between us and U.S. Bank National Association (as successor to First Trust National Association) as trustee.

We refer to The Bank of New York Mellon and U.S. Bank National Association in this prospectus as the trustee or trustees.

Debt Securities May Be Senior or Subordinated

We may issue senior or subordinated debt securities. The senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture and will rank on a parity with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be issued under our subordinated debt indenture and will be subordinate and junior in right of payment to all of our senior indebtedness, as described below. If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information we incorporate in this prospectus by reference will indicate the approximate amount of senior indebtedness outstanding as of the end of the most recent fiscal quarter. We refer to our senior debt indenture and our subordinated debt indenture individually as an “indenture” and collectively as the “indentures.”

We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the related prospectus supplement. These descriptions are only summaries, and each investor should refer to the applicable indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.

Any reference to particular sections or defined terms of the applicable indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement. The indentures are substantially identical, except for the provisions relating to limitations on liens and limitations on sales and leasebacks, which are included in the senior debt indenture only, and to subordination, which are included in the subordinated debt indenture only.

General

The indentures do not limit the amount of debentures, notes or other evidences of indebtedness that we may issue under the indentures. Debt securities may be issued under the indentures from time to time in one or more series.

You should look in the prospectus supplement for the following terms of the debt securities:

•	classification as senior or subordinated debt securities and the specific designation of such securities;

•	the aggregate principal amount and purchase price;

•	the currency in which the debt securities are denominated and/or in which principal, any premium and any interest are payable;

•	the date or dates on which the debt securities will mature and any right to extend such date or dates;

•	the rate or rates, or the method by which such rate will be determined, at which the debt securities will bear interest, if any, and the dates on which any such interest will be payable;

•	the place or places where the principal of, interest and premium, if any, on the debt securities will be payable;

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the period or periods, if any, within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be put, called or redeemed, in whole or in part, at our option or at your option;

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whether the debt securities will be issued in registered form or bearer form and, if debt securities in bearer form are issued, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in bearer form;

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whether and under what circumstances we will pay additional amounts on debt securities held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted, and if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•	provisions for a sinking, or purchase or analogous fund;

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the terms, if any, upon which such debt securities may be convertible into or exchangeable for shares of our common stock or other equity securities (and the class thereof) and the terms and conditions upon which such conversion or exchange will be effected, including, without limitation, the initial conversion price or rate and the conversion period; and

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any other specific terms of the debt securities, including any additional events of default or covenants with respect to debt securities, and any terms which may be required by or advisable under United States laws or regulations.

You may present debt securities for exchange and you may present registered debt securities for transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indentures. Debt securities in bearer form and any related coupons will be transferable by delivery.

Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate, may be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the applicable prospectus supplement.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices or indices. You may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities or indices to which the amount payable on such date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

There are no covenants or other specific provisions in the indentures to afford protection to you in the event of a highly leveraged transaction or a change in control of ConAgra Foods, except to the limited extent described under the heading “Certain Covenants in the Senior Debt Indenture” or as described in the applicable prospectus supplement.

Subordination Provisions of the Subordinated Debt Indenture

There are contractual provisions in the subordinated debt indenture that may prohibit us from making payments on our subordinated debt securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all of our senior indebtedness.

The subordinated debt indenture defines “senior indebtedness” generally as obligations of, or guaranteed or assumed by, ConAgra Foods for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any of that indebtedness or obligations. The subordinated debt securities and any other obligations specifically designated as being subordinate in right of payment to senior indebtedness are not senior indebtedness as defined under the subordinated debt indenture.

The subordinated debt indenture provides that, unless all principal of and any premium or interest on the senior indebtedness has been paid in full, or provision has been made to make those payments in full, no payment of principal of, or any premium or interest on, any subordinated debt securities may be made in the event:

•	of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings involving us or a substantial part of our property;

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a default has occurred in the payment of principal, any premium, interest or other monetary amounts due and payable on any senior indebtedness, and that default has not been cured or waived or has not ceased to exist;

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there has occurred any other event of default with respect to senior indebtedness that permits the holder or holders of the senior indebtedness to accelerate the maturity of the senior indebtedness, and that event of default has not been cured or waived or has not ceased to exist; or

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that the principal of and accrued interest on any subordinated debt securities have been declared due and payable upon an event of default as defined under the subordinated debt indenture and that declaration has not been rescinded and annulled as provided under the subordinated debt indenture.

Certain Covenants in the Senior Debt Indenture

The restrictions described in this section apply to the senior debt securities issued under the senior debt indenture unless the prospectus supplement states otherwise. If these restrictions apply to a series of senior debt securities, only a majority of the holders of such series can waive our compliance. See “Modification of the Indentures.” The following definitions from the senior debt indenture are used in this section of the prospectus:

“Attributable Debt” means the present value, determined as set forth in the senior debt indenture, of the obligation of a lessee for rental payments for the remaining term of any lease.

“Consolidated Net Tangible Assets” means the Net Tangible Assets of us and our Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” mean a subsidiary or subsidiaries the accounts of which are consolidated with ours in accordance with generally accepted accounting principles.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded indebtedness. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of a corporation as a liability as of the date of which Indebtedness is to be determined.

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

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all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets; and

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all indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the above bullet point, general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Principal Property” means, as of any date, any building structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by us or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds 2% of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to our stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Consolidated Subsidiaries, considered as one enterprise.

“Sale and Lease-Back Transactions” means any arrangement with any person providing for the leasing by us or a Consolidated Subsidiary of any Principal Property that we or such Consolidated Subsidiaries have sold or transferred or are about to sell or transfer to such person. However, the definition does not include temporary leases for a term of not more than three years or transactions between us and a Consolidated Subsidiary.

Limitation on Liens

The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, we will not and we will not permit any Consolidated Subsidiary to issue, assume or guarantee any Indebtedness secured by a Lien upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns any Principal Property unless:

•	we provide that the debt securities will be secured by such Lien equally and ratably with any and all other obligations and indebtedness secured thereby; or

•	the aggregate amount of

•	all of our Indebtedness and of our Consolidated Subsidiaries,

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together with all Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time, with the exception of transactions which are not subject to the limitation described in “Limitation on Sale and Lease-Back Transactions” below, does not exceed 10% of our Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in our latest annual report to our stockholders.

This limitation on liens will not apply to:

•	any Lien existing on any Principal Property on October 8, 1990;

•	any Lien created by a Consolidated Subsidiary in our favor or in favor of any wholly-owned Consolidated Subsidiary;

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any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary or at the time such corporation is merged or consolidated with or into us or a Consolidated Subsidiary;

•	any Lien on any asset which exists at the time of the acquisition of the asset and the Lien was not created in contemplation of the acquisition of the asset;

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any Lien on any asset or improvement to an asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or improving such asset, if such Lien attaches to such asset concurrently with or within 180 days after its acquisition or improvement and the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien on such property, does not exceed the purchase price of such property or the cost of such improvement;

•	any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

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any refinancing, extension, renewal or replacement of any of the Liens described under the heading Limitations on Liens if the principal amount of the Indebtedness secured thereby is not increased and is not secured by any additional assets; or

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any Liens arising in the ordinary course of our business or the business of any Consolidated Subsidiary that do not secure Indebtedness and do not in the aggregate materially detract from the value of our assets or the assets of such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of our business or the Consolidated Subsidiary’s business.

Limitation on Sale and Lease-Back Transactions

The senior debt indenture states that, unless the terms of any series of senior debt securities provide otherwise, neither we nor any Consolidated Subsidiary may enter into any Sale and Lease-Back Transaction. Such limitation will not apply to any Sale and Lease-Back Transaction if:

•	the net proceeds to us or such Consolidated Subsidiary from the sale or transfer equals or exceeds the fair value, as determined by our board of directors, of the property so leased;

•	we or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased as described under the heading “Limitation on Liens” above; or

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within 90 days of the effective date of any such Sale and Lease-Back Transaction, we apply an amount equal to the fair value, as determined by our board of directors, of the property so leased to the retirement of Funded Indebtedness, other than Funded Indebtedness we were otherwise obligated to repay within such 90-day period.

Events of Default

An “Event of Default” is defined under the indentures with respect to a series of debt securities as being:

•	our default in the payment of any installment of interest, when due, on any of the debt securities of such series and which default continues for a period of 30 days;

•	our default in the payment, when due, of the principal of any of the debt securities of such series, whether the default in payment is at maturity, upon redemption, by declaration or otherwise;

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our default in the observance or performance of any other covenant or agreement contained in the indentures, other than a default in the performance of a covenant or warranty that is specifically dealt with elsewhere in the indenture, for a period of 90 days after written notice, as provided in the indentures;

•	the occurrence of certain events of bankruptcy, insolvency or reorganization; or

•	our failure to comply with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to debt securities of such series.

If an Event of Default due to the default in payment of principal of, or interest on, any series of debt securities or due to the default in the performance of any covenants or agreements applicable to the debt securities of such series but not applicable to all then-outstanding debt securities, occurs and is continuing, either the applicable trustee or the holders of 25% in aggregate principal amount of the debt securities of such series may then declare the principal of all debt securities of such series and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

If an Event of Default due to the default in the performance of any covenant or agreement in the indenture applicable to all then-outstanding debt securities or due to certain events of bankruptcy, insolvency and reorganization occurs and is continuing, either the applicable trustee or the holders of 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately. However, with respect to debt securities issued under the subordinated debt indenture, the payment of principal and interest on such debt securities of such series will remain subordinated to the extent provided in Article Thirteen of the subordinated debt indenture.

Under certain circumstances, the holders of a majority in aggregate principal amount of debt securities of a series may rescind a declaration that the principal and accrued interest on a series of debt securities are due and payable immediately or waive a past default. However, such holders may not waive a continuing default in the payment of any principal of, or interest on, the debt securities other than any principal which becomes due solely as a result of such declaration.

The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee or exercising any trust or power conferred on the trustees, provided that such direction may not be in conflict with any rule of law or the indentures. Before proceeding to exercise any right or power under the indentures at the direction of such holders, the applicable trustee is entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by acting in compliance with any such direction.

We furnish to the trustees annually a statement of certain of our officers to the effect that, to the best of their knowledge, we are not in default of the performance of the terms of the indentures or, if they have knowledge that we are in default, specifying the default.

The indentures provide that no holder of debt securities of a series issued under the indentures may institute any action against us under the indentures, except actions for payment of overdue principal or interest, unless all of the following occurs:

•	the holder gives written notice to the applicable trustee of the continuing Event of Default;

•	the holders of at least 25% in aggregate principal amount of such series of debt securities make a written request to the applicable trustee to pursue the remedy;

•	such holder or holders offer the applicable trustee indemnity satisfactory to the trustee against any costs, liability, or expense which may be incurred;

•	the applicable trustee does not comply with the request within 60 days after receiving the request and the offer of indemnity; and

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during such 60 day period, the holders of a majority in aggregate principal amount of such series of debt securities do not give the applicable trustee a direction that is inconsistent with the request.

The indentures require the trustees to give all of the holders of outstanding debt securities of any series, notice of any default by us with respect to that series, unless the default has been cured or waived. Except in the case of a default in the payment of principal of, and any premium, or interest on any outstanding debt securities of that series or in the payment of any sinking fund installment, the trustees are entitled to withhold such notice in the event the board of directors, the executive committee or a trust committee of directors or certain officers of the trustees in good faith determines that withholding such notice is in the interest of the holders of the outstanding debt securities of that series.

Discharge and Defeasance

The indentures will cease to be of further effect for debt securities of a series, except for certain obligations listed below, if:

•	we pay or cause to be paid the principal of and interest on all of the debt securities of such series as and when the same become due and payable;

•	all debt securities of such series previously authenticated and delivered are delivered by us to the trustees for cancellation; or

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the debt securities of such series have become due and payable, or by their terms, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption; and

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we irrevocably deposit in trust with the applicable trustee, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable and

•	we also pay or cause to be paid all other sums payable by us under the indenture with respect to the debt securities of such series.

The trustees will execute documents acknowledging the satisfaction and discharge of the indentures with respect to the debt securities of such series upon our presentation to the applicable trustee of certain officers’ certificates and counsel opinions as provided under the indentures.

In addition to the discharge of the indentures as described above, we will be deemed to have paid and discharged the entire indebtedness on all debt securities of a series, except for certain obligations listed below, on the 121st day after the irrevocable deposit described below if:

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we irrevocably deposit in trust with the applicable trustee solely for the benefit of the holders of the debt securities of such series, cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations (which through the payment of interest and the principal thereof in accordance with their terms will provide sufficient cash) or a combination thereof, sufficient in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay the principal and interest on all debt securities of such series when due and payable and any mandatory sinking fund payments when due and payable;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

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we have delivered to the applicable trustee an officers’ certificate or an opinion of counsel satisfactory to the trustee to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred; and

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we have delivered to the applicable trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent for relating to the defeasance have been complied with and the opinion of counsel also states that such deposit does not violate applicable law.

Our obligations under the indentures for debt securities discharged in the manner described in this section of the prospectus continue with respect to:

•	the rights of registration of transfer and exchange of debt securities of such series and our rights of optional redemption, if any;

•	the substitution of mutilated, defaced, destroyed, lost or stolen debt securities of such series;

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the rights of holders of debt securities of such series to receive payments of principal and interest on the original stated due dates, but not upon acceleration, and the remaining rights of the holders to receive mandatory sinking funds payments, if any;

•	the rights and immunities of the trustees under the indentures;

•	the rights of the holders of the debt securities of such series with respect to the property deposited with the trustees payable to all or any of them; and

•	our obligation to maintain certain offices and agencies with respect to the debt securities of such series.

In addition, with respect to the subordinated debt indenture, in order to be discharged:

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there may be no event or condition described under “Subordination Provisions of the Subordinated Debt Indenture” above which would prevent us from making payments of principal of, and premium, if any, and interest on the subordinated debt securities issued under the subordinated debt indenture at the date of the irrevocable deposit referred to above or at any time during the period ending on the 121st day after such deposit date; and

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we deliver to the trustee an opinion of counsel to the effect that (1) the trust funds will not be subject to any rights of holders of senior indebtedness, and (2) after the 121st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally except that if a court were to rule under any such law in any case or proceeding that the trust refunds remained our property, then the trustee and the holders of the debt securities issued under the subordinated debt indenture would be entitled to certain rights as secured creditors in such trust funds.

Modification of the Indentures

The indentures provide that we may enter into supplemental indentures with the applicable trustee without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of the debt securities;

•	cure any ambiguity or correct any inconsistency in the indentures;

•	establish the form or terms of debt securities of any series; and

•	evidence the acceptance of appointment by a successor trustee.

The indentures also contain provisions permitting us and the trustees, with the consent of the holders of not less than a majority in principal amount of debt securities of all series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indentures or modify in any manner the rights of the holders of the debt securities of each series so affected, provided that we and the trustees may not, without the consent of each holder affected thereby:

•	extend the final maturity of any debt security of such series;

•	reduce the principal amount of or interest on, any debt securities of such series;

•	reduce the amount payable upon redemption of any debt securities;

•	change the currency in which the principal amount (including any amount in respect of original issue discount) or interest payable on any debt securities of such series is payable;

•	reduce the amount of any debt securities of such series, which is an original issue discount security, payable upon acceleration or provable in bankruptcy;

•	alter certain provisions of the indentures relating to the debt securities of such series not denominated in U.S. dollars;

•	impair the right to institute suit for the enforcement of any payment on any debt securities of such series when due; or

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reduce the above-stated percentage of outstanding debt securities of such series the consent of whose holders is necessary to modify or amend and to waive certain provisions of or defaults under the indenture.

In addition, the subordinated debt indenture may not be amended to alter the subordination of any of the outstanding subordinated debt securities issued under the subordinated debt indenture without the written consent of each holder of senior indebtedness then outstanding that would be adversely affected.

Consolidation, Merger, Conveyance or Transfer

We may, without the consent of the trustees or the holders of debt securities, consolidate or merge with, or sell or convey, including by lease, all or substantially all of our assets to any other person, provided that any successor corporation or the person that acquires such assets by sale or conveyance is a corporation or entity organized under the laws of the United States of America or any state thereof and that such successor corporation or entity expressly assumes all of our obligations under the indentures and the debt securities and that certain other conditions are met. Following any such sale or conveyance, except in the case of a lease, we will be relieved of all obligations under the indentures and the debt securities.

Applicable Law

The debt securities and the indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. and The Chase Manhattan Bank National Association), is the trustee under the senior debt indenture.

The U.S. Bank National Association (as successor to First Trust National Association) is the trustee under the subordinated debt indenture.

The Bank of New York Mellon and U.S. Bank National Association are among a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

Global Securities

We may issue the debt securities of any series in the form of one or more fully registered global debt securities, referred to in this prospectus as a “global security.” The global securities will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series and registered in the name of the depositary or its nominee. In that case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by such global securities. Unless and until the depositary exchanges a global security in whole for debt securities in definitive registered form, the global securities may not be transferred except as a whole:

•	by the depositary to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary of such global security (“participants”) or persons that may hold interests through participants. Upon issuance of a global security, the depositary for such global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities represented by such global security beneficially owned by such participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of such securities. Ownership of beneficial interest in such global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such global security, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in global securities.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of all securities represented by such global security for all purposes under the indentures. Except as set forth below, owners of beneficial interests in a global security:

•	will not be entitled to have the securities represented by such global security registered in their names;

•	will not receive or be entitled to receive physical delivery of such securities in definitive form; and

•	will not be considered the owners or holders thereof under the indentures.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary for such global security and, if such person is not a participant, on the procedure of the participant through which such person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or to take any action which a holder is entitled to give or take under the indentures, the depositary for such global security would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such global security. Neither we, the trustees or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for any securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interest in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form registered in “street names,” and will be the responsibility of such participants.

If the depositary for any securities represented by a global security is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days or an Event of Default has occurred and is continuing with respect to such debt securities, we will issue such securities in definitive form in exchange for such global security. In addition, we may at any time and in our sole discretion determine not to have the debt securities of a series represented by one or more global securities and, in such event, we will issue debt securities of such series in definitive form in exchange for the global securities or securities representing such debt securities.

Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in global securities representing such debt securities may, on terms acceptable to us and the depositary for such global securities, receive such debt securities in definitive form. In any such instance, an owner of a beneficial interest in such global security will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only without coupons.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in a rights offering;

•	in “at-the-market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the prospectus supplement, certain legal matters with respect to the validity of the securities will be passed upon for us by Jones Day.

EXPERTS

The consolidated financial statements and the financial statement schedule of ConAgra Foods, Inc. and its subsidiaries as of May 29, 2011 and May 30, 2010 and for each of the years in the three-year period ended May 29, 2011 and management’s annual report on internal control over financial reporting as of May 29, 2011 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$550,000,000

Floating Rate Notes due 2016

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

RBS	Wells Fargo Securities

Co-Manager

Barclays

July 21, 2014